DIGITALBRIDGE GROUP, INC.

ARTICLES OF AMENDMENT

DigitalBridge Group, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended to provide that, immediately upon the Effective Time (as defined below), every four shares of Class A common stock (the “Class A Common Stock”), $0.01 par value per share, of the Corporation which were issued and outstanding immediately prior to the Effective Time shall be combined into one issued and outstanding share of Class A Common Stock, $0.04 par value per share, of the Corporation . Upon the Effective Time, no fractional shares of Class A Common Stock of the Corporation will be or remain issued and each stockholder otherwise entitled to a fractional share shall be entitled to receive in lieu thereof cash from the disposition of such fractional shares as provided herein. The Corporation shall arrange for the disposition of fractional shares (other than outstanding restricted shares of the Class A Common Stock issued pursuant to the DigitalBridge Group, Inc. 2014 Omnibus Stock Incentive Plan) by the mechanism of having the transfer agent of the Corporation (x) aggregate such fractional shares into whole shares, (y) sell the shares resulting from the aggregation on the open market and (z) make a cash payment to stockholders otherwise entitled to fractional shares equal to the stockholder’s pro-rata share of the total proceeds of such sales, without interest thereon. With respect to outstanding restricted shares of the Class A Common Stock issued pursuant to the DigitalBridge Group, Inc. 2014 Omnibus Stock Incentive Plan, any fractional share of Class A Common Stock resulting from the amendment effected hereby shall be rounded up or down to the nearest whole share of Class A Common Stock, as the case may be.

SECOND: As provided in Section 6.3.3 of the Articles of Amendment and Restatement, filed on January 10, 2017 at 1:30 p.m., as amended, the outstanding Class B Common Stock is automatically combined in the same proportion as the outstanding Class A Common Stock set forth in Article FIRST above. Upon the Effective Time, no fractional shares of Class B Common Stock of the Corporation will be or remain issued and each stockholder otherwise entitled to a fractional share shall be entitled to receive in lieu thereof cash from the disposition of such fractional shares.

THIRD: The amendment to the charter of the Corporation as set forth above has been duly approved by at least a majority of the entire Board of Directors of the Corporation as required by law. The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-309(e) of the Maryland Corporations and Associations Code.

FOURTH: These Articles of Amendment shall become effective as of 5:00 p.m. Eastern time on August 22, 2022 (the “Effective Time”).

FIFTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Financial Officer and attested to by its Secretary on this 18th day of August, 2022.

ATTEST		DIGITALBRIDGE GROUP, INC.

/s/ Ronald M. Sanders		/s/ Jacky Wu
Name:	Ronald M. Sanders	Name:	Jacky Wu
Title:	Secretary	Title:	Chief Financial Officer

Signature Page to Articles of Amendment